EXHIBIT 10.1

SEPARATION agreement AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into this 10th day of January, 2018, by and between Lindsay Corporation (“Lindsay”) and David B. Downing (“Downing”).

RECITALS

WHEREAS, Downing is currently employed with Lindsay pursuant to that certain Employment Agreement entered into by and between Downing and Lindsay dated February 19, 2009 (the “Employment Agreement”);

WHEREAS, in connection with Downing’s employment with Lindsay, Downing also entered into a Proprietary Matters Agreement regarding the protection of Lindsay’s confidential information and related matters (the “PMA”);

WHEREAS, Lindsay is terminating Downing’s employment due to a position elimination;

WHEREAS, pursuant to both the Employment Agreement and the PMA, Downing is eligible for certain severance compensation subject to Downing’s execution of a general release of claims in the event Lindsay terminates Downing’s employment without cause; and

WHEREAS, the parties have agreed to a transition period plus severance compensation in lieu of the severance rights set forth in the Employment Agreement and the PMA.

NOW THEREFORE, consistent with the above recitals and in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.Separation of Employment.  Downing’s employment with Lindsay will terminate effective as of June 30, 2018 (the “Separation Date”).  Downing shall continue to be employed on a full-time basis in Downing’s current position until February 28, 2018 (the “Notice Date”).  From the Notice Date through the Separation Date (the “Transition Period”), Downing shall remain employed with Lindsay but shall only be required to perform those duties and have such responsibilities as may be specifically requested by Lindsay from time to time.  Unless otherwise reasonably requested by Lindsay, Downing shall not be required to report to Lindsay’s office during the Transition Period.  Downing shall cease to be an officer, director or compliance committee member of all Lindsay entities immediately upon execution of this Agreement.  Lindsay agrees to use its reasonable best efforts to formally remove Downing as a director, officer or committee member and to provide Downing with confirmation as requested.  Downing agrees to provide reasonable cooperation with respect to execution of documents and other actions required to effect his removal as a director, officer or committee member of such entities.

2.Final Employment Compensation and Benefits.  Except as expressly provided below, all compensation and benefits payable to Downing as an employee of Lindsay shall terminate on the Separation Date in accordance with the terms and conditions of the applicable policies, plans, and law.  Downing’s final paycheck will be issued to Downing, less applicable withholdings, in accordance with Lindsay’s regular payroll practices and applicable law.  Downing’s final paycheck will include payment of Downing’s accrued unused paid time off (“PTO”), if any, less applicable withholdings.  If Downing is a participant in Lindsay’s 401(k) Plan

(the “Plan”), Downing’s vested balance in the Plan shall be held, paid or rolled over pursuant to the terms of the Plan and applicable law.  Downing acknowledges and agrees that, except as expressly set forth in this Agreement, Downing is not entitled to any additional amounts from Lindsay for wages, bonuses, PTO, severance compensation or employee benefits of any kind.  All restricted stock units, nonqualified stock options, and performance stock units awarded to Downing will be administered in accordance with the terms and conditions of the applicable long-term incentive plan(s) and applicable options agreements or similar ancillary arrangements between Company and Downing.

3.Severance Benefits.  In consideration of Downing’s covenants and promises as provided in this Agreement, Lindsay shall provide Downing with the severance benefits set forth in this Section.  Downing acknowledges that Downing is only eligible for the severance benefits as described in this Section to the extent Downing signs this Agreement and complies with its terms as well as signs a written acknowledgement on or about the final Separation Date (in a form provided by Lindsay) providing that the Release contained in Section 4 below includes Downing’s period of employment from the Effective Date of this Agreement through the Separation Date:

a.Severance Compensation.  Lindsay shall pay Downing severance compensation in the gross amount of Two-Hundred Fifty-Three Thousand Three-Hundred Thirty-Three and 33/100 Dollars ($253,333.33), less applicable withholdings (an amount equal to eight (8) months of Downing’s base salary as of the Separation Date) (the “Severance Compensation”).  Downing acknowledges and agrees that the Severance Compensation represents payment in full of Lindsay’s severance obligations as set forth under both the Employment Agreement and the PMA.  The Severance Compensation shall be paid in a single lump sum, less applicable withholdings, within ninety (90) days following the Separation Date, but in no event sooner than the Effective Date of this Agreement (as defined below).

b.COBRA Assistance.  Downing’s group health insurance (“Group Health Insurance”) shall terminate on June 30, 2018.  If Downing timely elects to continue insurance coverage to the extent allowed by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Lindsay shall pay Downing’s COBRA premium to maintain Group Health Insurance for the eight (8) month period immediately following the Separation Date (the “COBRA Assistance Period”).  Following expiration of the COBRA Assistance Period, Downing may be eligible to continue Group Health Insurance coverage to the extent provided by COBRA and Downing shall be responsible for paying Lindsay’s COBRA administrator 100% of the applicable COBRA premium (plus any applicable administrative fee) for the duration of any continued period of COBRA coverage.  Downing shall immediately notify Lindsay if he obtains other group health insurance coverage.

c.Portable Rights.  Lindsay agrees to assign all portable rights to Downing in all life insurance insuring Downing’s life and Downing’s Members MD policy, as permitted by such policies or plans.  Upon assignment, Downing agrees to pay all future premiums and costs of such policy or plan assigned to Downing, at Downing’s election.

4.Release.  Downing hereby releases and forever discharges Lindsay, its subsidiaries and affiliates, and each of their respective officers, directors, attorneys, shareholders, employees and agents, (collectively the “Released Parties”), from any and all claims, damages (including attorney fees), demands, actions or causes of action of any kind or nature, whether known or unknown, whether under contract or tort (collectively, the “Claims”)

that Downing and Downing’s heirs, executors, administrators, representatives, agents, successors and assigns has, or may have up through the date of Downing’s execution of this Agreement, including, but not limited to, Claims arising out of Downing’s employment with Lindsay and/or Downing’s separation from employment with Lindsay; any Claims under any agreement between the parties, including, but not limited to, the Employment Agreement and the PMA; any Claims alleging breach of contract or any tort; and Claims under federal or state statutory or common laws, including, but not limited to, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Nebraska Fair Employment Practice Act, the Nebraska Age Discrimination in Employment Act, and the Nebraska Wage Payment and Collection Act, all as amended.  Downing acknowledges and agrees that Downing is knowingly and voluntarily releasing and waiving all claims that Downing has or may have against the Released Parties through the Effective Date of this Agreement.  Downing further promises and covenants not to sue any of the Released Parties on the basis of any of the Claims released by Downing as provided in this Section.  Notwithstanding the foregoing, the releases and waivers set forth in this Agreement do not excuse and shall not supersede Lindsay’s obligations to Downing as set forth in that certain Indemnification Agreement dated February 3, 2009 between Lindsay and Downing (the “Indemnification Agreement”), including but not limited to any obligations of Lindsay to indemnify Downing and to maintain in full force and effect directors and officers liability insurance.

5.Confidential Information.  As further outlined in the PMA, Downing acknowledges that employment with Lindsay necessarily involved exposure to, familiarity with, and the opportunity to learn highly sensitive, confidential and proprietary information of Lindsay (collectively the “Confidential Information”).  Downing agrees that the Confidential Information was entrusted to Downing solely for use in Downing’s capacity as an employee of Lindsay.  Downing will treat all matters relating to Lindsay’s business as Confidential Information and agrees not to use, give or divulge such Confidential Information to any third party.  Downing expressly acknowledges and reaffirms that he shall remain bound by the terms of the PMA following his termination of employment as set forth therein.

6.Nondisparagement.  Downing agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning any of the Released Parties; the products, services or programs provided or to be provided by any of the Released Parties; the business affairs or the financial condition of any of the Released Parties; or the circumstances surrounding Downing’s employment and/or separation of employment from Lindsay.  Lindsay agrees to advise its senior management team that they are prohibited from making disparaging, critical or otherwise detrimental comments to any person or entity concerning Downing.

7.Interest.  Downing represents and warrants that Downing has the sole right and exclusive authority to execute this Agreement, and that Downing has not sold, assigned, transferred, conveyed, or otherwise previously disposed of any claim or demand relating to any matter covered by this Agreement.  Downing acknowledges that, as of the date of this Agreement, Downing has not initiated any administrative or legal proceeding of any kind against any of the Released Parties.

8.No Admission.  Downing agrees that neither this Agreement nor any obligations under this Agreement constitute an admission by any of the Released Parties of any violation of any federal, state or local laws, rules or regulations or of any liability under contract or tort theories.  Lindsay specifically disclaims any wrongdoing whatsoever against Downing by the Released Parties.

9.Return of Property.  Downing agrees that, on or before the Separation Date, Downing will return to Lindsay all Lindsay property of every kind, including but not limited to all documents or other tangible or electronic materials which in any way related to Lindsay and were furnished to Downing by Lindsay or were prepared, compiled, used or acquired by Downing while employed by Lindsay.  Downing agrees that, unless agreed in writing by Lindsay, Downing will neither make nor retain any copies of Lindsay property or Confidential Information after the Separation Date. Notwithstanding the foregoing, Lindsay shall allow Downing to retain and transfer his cell number to another device.

10.Remedies.  Downing expressly acknowledges that any breach or violation of any of the covenants and agreements contained in this Agreement will cause immediate and irreparable injury to Lindsay.  In the event of a breach or threatened or intended breach of this Agreement by Downing, Lindsay, in addition to all other legal and equitable remedies available to it, shall be entitled to terminate any further obligations to Downing under this Agreement, and shall be entitled to injunctive relief to enforce Downing’s obligations under this Agreement.

11.Review Period.  Lindsay advises Downing to consult with an attorney prior to signing this Agreement.  Downing shall be responsible for all attorney fees incurred by Downing in connection with this Agreement.  Downing confirms and acknowledges that the terms and conditions of this Agreement are written in a clear manner that Downing understands, that Downing has read and understands this Agreement, and that Downing has signed this Agreement freely and voluntarily with the intent to fully release the Released Parties from any and all Claims.  Downing further acknowledges that Downing has been given up to forty-five (45) days to consider signing this Agreement (the “Review Period”).  Downing may sign this Agreement before the expiration of the Review Period by signing and delivering to Lindsay this Agreement and the Waiver of the 45-Day Review Period attached hereto as Exhibit “A.”  Attached hereto as Exhibit “B” is additional information provided by Lindsay concerning the decisional unit selected by Lindsay.

12.Right of Revocation.  Downing acknowledges and understands that Downing may revoke this Agreement for a period of up to seven (7) days after Downing executes it (not counting the day it is signed).  To revoke this Agreement, Downing must give written notice to Lindsay stating that Downing wishes to revoke this Agreement, by providing notice by hand-delivery, mail or facsimile to Lindsay.  This Agreement shall become effective on the eighth (8th) day following Downing’s execution of this Agreement, assuming it has not been revoked (the “Effective Date”).

13.Confidentiality/Retained Rights.  Downing agrees to keep confidential the terms of this Agreement and will not disclose, display, discuss or make public in any way the terms of this Agreement or the contents of this document with anyone, except to Downing’s spouse, attorney, accountant or tax preparer, or where compelled by law.  Nothing in this Agreement is intended to, or shall, interfere with Downing’s rights under federal, state, or local civil rights or employment discrimination laws to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws or from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted by law, none of which shall constitute a breach of the nondisparagement or confidentiality provisions of this Agreement.   However, Downing hereby freely and voluntarily waives any right to recover damages (whether monetary or otherwise) in connection with any such action brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding.

14.General.

a.Jurisdiction and Venue.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nebraska.  Each party agrees that any action by either party to enforce the terms of this Agreement shall be brought by the other party in an appropriate state or federal court in Nebraska and waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court.  To the extent there is any conflict between this Agreement and the Employment Agreement, this Agreement shall control.

b.Entire Agreement.  This Agreement, including the initial paragraph, the recitals, and the exhibits attached hereto, each of which are incorporated by this reference, constitute the entire understanding between the parties on the subject matter contained herein, and supersedes all negotiations, representations, policies, plans, prior agreements and understandings between the parties. The previous sentence notwithstanding, Downing expressly acknowledges that Downing was subject to other policies and agreements intended to protect Lindsay’s confidential and proprietary information, including, but not limited to, the PMA, and that such policies and agreements to that extent are expressly not superseded herein and shall be used together with this Agreement to protect Lindsay’s interest in its confidential and proprietary information to the fullest extent allowed by law.

c.Amendments.  This Agreement may not be modified or supplemented except by a written instrument signed by each of the parties.

d.Reformation.  Downing and Lindsay intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provision(s) to such narrower scope as it determines to be enforceable.

e.Severability.  Downing and Lindsay further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.

f.Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or electronic mail shall be as effective as delivery of a manually executed counterpart thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release as of the day and year first above written.

LINDSAY CORPORATION

By: /s/ Timothy Hassinger/s/ David B. Downing

David B. Downing

Its: President and Chief Executive Officer

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